PACE® Large Co Value Equity Investments

PACE® Select Advisors Trust | Information Statement

1285 Avenue of the Americas
New York, New York 10019-6028

February 8, 2021

Dear Shareholder,

UBS Asset Management (Americas) Inc. ("UBS AM"), the manager of PACE Large Co Value Equity Investments ("Fund"), selects subadvisors for the Fund, a portfolio of PACE Select Advisors Trust ("Trust"), subject to approval of the board of trustees ("Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors. We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed Wellington Management Company LLP ("Wellington") to serve as a new subadvisor to the Fund. Wellington assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on November 13, 2020.

In addition, at the recommendation of UBS AM, the Board has terminated Boston Partners Global Investors, Inc. and River Road Asset Management, LLC as subadvisors to the Fund, effective as of the close of business on November 12, 2020.

Pzena Investment Management, LLC and Los Angeles Capital Management and Equity Research, Inc. also currently serve as subadvisors of the Fund, and each will continue to be responsible for manag-

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ing a separate portion of the Fund's assets (each separate portion, an "Allocated Portion"). Each subadvisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each subadvisor's share of the Fund's assets may change over time.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the US Securities and Exchange Commission ("SEC"), the appointment of Wellington and the approval of a corresponding investment subadvisory agreement between UBS AM and Wellington ("Subadvisory Agreement") on the Fund's behalf do not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program, certain other advisory programs and through certain brokerage platforms. Other share classes are offered to investors not participating in the PACE Program or the applicable other advisory programs and brokerage platforms.

Information regarding UBS AM

UBS AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the subadvisors for the Fund and recommend their hiring, termination and replacement and to allocate assets among the Fund's subadvisors. UBS AM continuously supervises and monitors the performance of each subadvisor on a quantitative and qualitative basis and regularly evaluates each subadvisor's investment strategy and investment performance as well as the consistency of the subadvisor's investment approach with the Fund's investment objective. In evaluating each subadvisor, UBS AM reviews a number of factors, including, but not limited to, the subadvisor's past investment performance during various market conditions, continued ability to meet the applicable fund's investment objective, investment management philosophy and processes employed, experience and qualifications of key personnel, financial condition and stability, the correlation of the subadvisor's investment approach with those of other subadvisors of the applicable fund and the structure of the fund's overall portfolio.

UBS Asset Management (US) Inc. ("UBS AM (US)"), an affiliate of UBS AM, serves as the principal underwriter of each portfolio's shares under an underwriting contract that requires UBS AM (US) to use its best efforts, consistent with its other businesses, to sell each portfolio's shares. Pursuant to an agreement with UBS AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of September 30, 2020, UBS AM had approximately $226 billion in assets under management. UBS AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Asset Management Division, which had approximately $980 billion in assets under management worldwide as of September 30, 2020. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. The principal business offices of UBS AM and UBS AM (US) are located at One North Wacker Drive, Chicago, Illinois 60606 and at 1285 Avenue of the Americas, New York, New York 10019-6028. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

Table of Contents
Information regarding the PACESM Select Advisors Program	iii
Information regarding UBS AM	iii
PACE Large Co Value Equity Investments	1
Background	1
Investment strategies of Wellington	1
New Subadvisory Agreement	2
Trustees' considerations	4
SEC exemptive order	6
Additional information about UBS AM, UBS AM (US) and UBS Group AG	7
Additional information about Wellington	7
Reports to shareholders	Back cover

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PACE Large Co Value Equity Investments

Background

At the recommendation of UBS AM, the Board appointed Wellington as a new subadvisor for the Fund and approved the Subadvisory Agreement at a meeting held on September 22-23, 2020. Wellington assumed investment advisory responsibilities and the Subadvisory Agreement became effective on November 13, 2020. The Trustees determined to approve the Subadvisory Agreement after a thorough analysis of the proposed service to be provided by Wellington. The material factors considered by the Trustees in approving the Subadvisory Agreement are set forth below under "PACE Large Co Value Equity Investments—Trustees' considerations."

Investment strategies of Wellington

With respect to its Allocated Portion, Wellington invests in quality large cap dividend-paying companies, with an emphasis on companies with solid balance sheets and below-market valuations. Wellington focuses on solid companies with temporary issues, rather than distressed opportunities, which inherently entails more risk. Wellington's strategy utilizes a contrarian approach focused on longer-term fundamentals to create a portfolio with an above-market projected growth rate and higher dividend yield and which trades at a discount to the market. The investment team conducts detailed fundamental research on each stock that is identified as a solid, but temporarily out-of-favor, company with sustainable or growing dividends. In addition to focusing on valuation, the investment team seeks to find companies they believe have the potential to continue paying their dividends in weak economic environments. Key research is generated by members of the investment team and is aggregated and compared via Wellington's fact sheet methodology. The methodology is a means by which each investment opportunity and existing portfolio position is ranked based on total appreciation potential. It incorporates Wellington's fundamental analysis and detailed financial modeling of earnings growth potential, and relative price-to-earnings estimation for each company. The potential investment universe is narrowed through a fundamentally-based focus on "areas of opportunity" (misunderstood negative

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events, temporarily depressed returns, management changes, industry consolidation) that the investment team believes creates the potential for excessive valuation discounts relative to normalized expectations. Based on fact sheet comparisons, Wellington seeks to identify new positions that may improve the portfolio's aggregate total return potential and candidates for possible sales.

New Subadvisory Agreement

Under the Subadvisory Agreement, subject to the supervision and direction of the Trustees and review by UBS AM and any written guidelines adopted by the Board or UBS AM, Wellington will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act of 1940, as amended ("Investment Company Act").

Under the Subadvisory Agreement, Wellington will bear all expenses incurred by it in connection with its services to its Allocated Portion of the Fund, but Wellington will not be responsible for any expenses incurred by the Trust, the Fund or UBS AM.

For the services provided and the expenses assumed by Wellington under the Subadvisory Agreement, UBS AM (not the Fund) will pay to Wellington a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion of the Fund.

The Subadvisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months each, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the

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Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval or (ii) by vote of a majority of the outstanding voting securities of the Fund.

The Subadvisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS AM. The Subadvisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to Wellington. UBS AM also may terminate the Subadvisory Agreement, without payment of any penalty: (i) upon 90 days' written notice to Wellington; (ii) upon material breach by Wellington of any of the representations, warranties and agreements contained in the Subadvisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS AM, Wellington becomes unable to discharge its duties and obligations under the Subadvisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Subadvisory Agreement provides that Wellington may terminate the Subadvisory Agreement, without payment of any penalty, on 90 days' written notice to UBS AM.

As described below under "Additional Information—SEC Exemptive Order," UBS AM has received an exemptive order from the SEC enabling it to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Subadvisory Agreement provides that Wellington shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS AM in connection with the matters to which the Subadvisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless

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disregard by it of its obligations and duties under the Subadvisory Agreement.

Trustees' considerations

Background—At a meeting of the Board of the Trust on September 22-23, 2020, the members of the Board, including the Independent Trustees, considered and approved the proposed Subadvisory Agreement between UBS AM and Wellington with respect to the Fund. Management discussed with the Board its proposal to terminate Boston Partners Global Investors, Inc. and River Road Asset Management, LLC as subadvisors, increase the target allocation of the Fund's assets managed by Los Angeles Capital Management and Equity Research, Inc. and to reallocate the resulting difference in proposed target allocations to Wellington. In considering the approval of the Subadvisory Agreement, the Board was able to draw on its knowledge of the Trust, its funds and UBS AM. The Board recognized its familiarity with UBS AM and the investment management and subadvisory agreements for this and the other funds of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the funds. The Board also received a memorandum from UBS AM discussing UBS AM's reasons for recommending Wellington as a subadvisor to the Fund.

In its consideration of the approval of the Subadvisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Subadvisory Agreement—The Board's evaluation of the services to be provided by Wellington to the Fund took into account the Board's knowledge and familiarity gained as Trustees of funds in the UBS New York fund complex, including the Trust and its funds. It reviewed the purposes and investment objective of the Fund and UBS AM's overall plan to meet the Fund's stated purposes and objective. The Board considered management's reasons for recommending the appointment of Wellington as a subadvisor to the Fund, including its "due diligence" concerning Wellington and its belief that Wellington's

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select equity income strategy would benefit the Fund by, among other reasons, improving the Fund's risk-adjusted returns and downside capture performance over full business cycles. The Board also received materials from Wellington detailing its investment philosophy and spoke with representatives of Wellington, who discussed with the Board that investment philosophy and process and the backgrounds and qualifications of the portfolio management team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Subadvisory Agreement.

Subadvisory fee—The Board reviewed and considered the proposed contractual subadvisory fee to be payable by UBS AM to Wellington in light of the nature, extent and quality of the subadvisory services anticipated to be provided by Wellington. The Board noted that the proposed contractual subadvisory fee, along with the other subadvisory changes proposed by UBS AM, would result in a net decrease in the subadvisory fees paid by UBS AM with respect to the Fund. The Board determined that the proposed subadvisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Subadvisory Agreement.

Fund performance—The Board received and considered performance information for the strategy provided by Wellington. The Board also noted that, as Wellington would be a new subadvisor to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Subadvisory Agreement.

Advisor profitability—Profitability of Wellington or its affiliates or UBS AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the subadvisory fee would be paid by UBS AM out of the management fee paid to it by the Fund, and not by the Fund.

Economies of scale—The Board noted that, as the subadvisory fee for the Fund would be paid by UBS AM, not by the Fund,

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consideration of economies of scale with respect specifically to the subadvisory fee was not relevant.

Other benefits to Wellington—The Board was informed by management that Wellington's relationship with the Fund would be limited to its provision of subadvisory services to the Fund and that therefore management believed that Wellington would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that Wellington could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a subadvisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a subadvisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed Subadvisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Subadvisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS AM, so long as certain conditions are satisfied, to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment subadvisory agreement that has

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been entered into within 90 days of the effectiveness of the investment subadvisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS AM, UBS AM (US) and UBS Group AG

UBS AM, a Delaware corporation, is the manager and administrator of the Fund. UBS AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS AM's and UBS AM (US)'s principal business offices are located at One North Wacker Drive, Chicago, Illinois 60606 and at 1285 Avenue of the Americas, New York, New York 10019-6028. UBS AM and UBS AM (US) are indirect subsidiaries of UBS Group AG. UBS AM is a member of the UBS Asset Management Division, which had approximately $980 billion in assets under management worldwide as of September 30, 2020 and is an investment advisor registered with the SEC. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of September 30, 2020, UBS AM had approximately $226 billion in assets under management.

Additional information about Wellington

Wellington has principal offices at 280 Congress Street, Boston, Massachusetts 02210. As of December 31, 2020, Wellington and its investment advisory affiliates had assets under management of approximately $1.291 trillion. W. Michael Reckmeyer III, CFA, and Matthew C. Hand, CFA are primarily responsible for the day-to-day management of Wellington's Allocated Portion.

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The principal executive officers and directors of Wellington, as of the date of this document, are set forth below:

Name and Address	Position with Wellington*
Brendan J. Swords 280 Congress Street Boston, Massachusetts 02210	Chief Executive Officer
Edward J. Steinborn 280 Congress Street Boston, Massachusetts 02210	Senior Managing Director and Chief Financial Officer
James S. Peterson 280 Congress Street Boston, Massachusetts 02210	Managing Director and Chief Compliance Officer
Gregory S. Konzal 280 Congress Street Boston, Massachusetts 02210	Managing Director, Counsel and Head of Legal, Americas

Wellington does not currently act as investment advisor for any other US registered investment companies with investment objectives similar to that of Wellington's Allocated Portion of the Fund.

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of Wellington and did not pay any fees to Wellington or its affiliates for services provided to the Fund.

*  None of the principal executive officers or directors above have principal employment other than their positions with Wellington and its affiliates.

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Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

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If you have any questions, please contact your investment professional.

February 8, 2021
1285 Avenue of the Americas
New York, NY 10019-6028

© UBS 2021. All rights reserved.
UBS Asset Management (Americas) Inc. is a subsidiary of UBS Group AG.

www.ubs.com/am-us

PACE® Large Co Value Equity Investments

PACE® Select Advisors Trust | Information Statement—Notice

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

February 8, 2021

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE Large Co Value Equity Investments ("Fund"), a portfolio of PACE Select Advisors Trust ("Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Asset Management (Americas) Inc. ("UBS AM"), the manager of the Fund, selects subadvisors for the Fund, a portfolio of the Trust, subject to approval of the board of trustees ("Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors. We are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed Wellington Management Company LLP ("Wellington") to serve as a new subadvisor to the Fund. Wellington assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on November 13, 2020. In addition, at the recommendation of UBS AM, the Board has terminated Boston Partners Global Investors, Inc. and River Road Asset Management, LLC as subadvisors to the Fund, effective as of the close of business on November 12, 2020.

Pzena Investment Management, LLC and Los Angeles Capital Management and Equity Research, Inc. also currently serve as subadvisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each subadvisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each subadvisor's share of the Fund's assets may change over time. Additional information about UBS AM, Wellington, the subadvisory agreement between UBS AM and Wellington with respect to the Fund ("Subadvisory Agreement"), and the Board's approval of the Subadvisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the U.S. Securities and Exchange Commission, the appointment of Wellington and the approval of the Subadvisory Agreement on the Fund's behalf do not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about February 19, 2021 to the Fund's shareholders of record as of February 8, 2021. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset-management/individual-investors-and-financial-advisors/products/ii_pace.html until at least May 19, 2021. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.